Exhibit 10.17

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made as of the 14th day of August 2007 by and between JOHN NORDIN (“Nordin”) and KAR HOLDINGS, INC., a Delaware corporation (“KAR”).

WITNESSETH:

WHEREAS, NORDIN and KAR entered into that certain Employment Agreement dated as of July 13, 2007 (the “Agreement”); and

WHEREAS, NORDIN and ADESA desire to amend Section 2.2 of the Agreement

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1.	Section 2.2 Incentives shall be deleted in its entirety and replaced with the following:

“2.2. Incentives. As additional compensation for performance of the services rendered by Nordin during the term of this Agreement, the Company will pay to Nordin, in cash, a performance bonus equal to seventy-five percent (75%) of Nordin’s annual salary based upon the achievement of objectively quantifiable and measurable goals and objectives which shall be determined, in advance, by the Compensation Committee of the Board with respect to each fiscal year of the Company. This amount is hereinafter referred to as “Incentive Compensation.” Incentive Compensation that becomes payable to Nordin under this Section 2.2 shall be paid to Nordin between January 1 and March 15 of the calendar year following the year in which the Incentive Compensation was earned and no longer subject to a substantial risk of forfeiture, if any.”

2.	Except as specifically amended by Paragraph 1 hereof, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Addendum to Auction Service Agreement, each by its duly authorized officer as of the day and year first above written.

By:	/s/ John Nordin
Name:	John Nordin

KAR HOLDINGS, INC.

By:	/s/ Brian T. Clingen
Name:	Brian T. Clingen
Title:	Chairman & CEO